Exhibit 99.1

Willis Group: Jeffrey Lane Named Director

NEW YORK--(BUSINESS WIRE)--Willis Group Holdings (NYSE: WSH), the global insurance broker, today announced that Jeffrey B. Lane has been named to its Board of Directors and will be a member of the Compensation Committee.

Lane brings more than 40 years of financial experience to Willis. He is Chairman and Chief Executive Officer of Bear Stearns Asset Management and was previously Vice Chairman of Lehman Brothers, Co-Chairman of Lehman Brothers Asset Management and Alternatives Division, and Chairman of Neuberger Berman Inc. He has also held senior management positions with Travelers Group, including Vice Chairman of the company’s Smith Barney division, and with Shearson Lehman Brothers.

Lane is a graduate of New York University and holds an MBA from the Columbia University Graduate School of Business. He is a Director of the North Shore/Long Island Jewish Health System and Chairman of its Finance Committee, and a Director of the National Academy of Finance.

“I am thrilled to have Jeff join our Board,” said Joe Plumeri, Chairman and CEO of Willis, “He has had a stellar career in the financial services world and his experience will be a true asset for us.”

The addition of Lane to Willis’ Board of Directors brings the total number to 12 members.

Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 300 offices in some 100 countries, with a global team of approximately 16,000 Associates serving clients in some 190 countries. Additional information on Willis may be found at www.willis.com.

CONTACT:
Willis Group Holdings
Investors:
Kerry K. Calaiaro, +1 212-915-8084
kerry.calaiaro@willis.com
or
Media:
Valerie Di Maria, +1 212-915-8272
valerie.dimaria@willis.com